                          NICK ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                             HARCOURT GENERAL, INC.
                          HAS AMENDED ITS TENDER OFFER
                    TO INCREASE THE CASH PURCHASE PRICE FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         NATIONAL EDUCATION CORPORATION
                                       TO

                              $21.00 NET PER SHARE

  THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                      12:00 MIDNIGHT, NEW YORK CITY TIME,
               ON TUESDAY, MAY 27, 1997, UNLESS FURTHER EXTENDED.

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
To Brokers, Dealers, Commercial Banks,                                            May 14, 1997
  Trust Companies and Other Nominees:
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     We have been appointed by Nick Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Harcourt General,
Inc., a Delaware corporation (the "Parent"), to act as Dealer-Managers in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National
Education Corporation, a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1997 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated May 14, 1997 (the "Supplement"), and in the related
Letter of Transmittal (which together constitute the "Offer") enclosed herewith.
Holders of Shares whose certificates for such Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the
Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their
Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.


     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, Shares representing at least a majority of the total number of outstanding shares of Common Stock of the Company on a fully diluted basis (assuming conversion of all outstanding
6 1/2% Convertible Subordinated Debentures due 2011 of the Company and the exercise of all outstanding options) being validly tendered and not withdrawn prior to the expiration of the Offer. The Offer is also subject to other terms and conditions. See the Introduction and Section 6 of the Supplement. The Offer is not conditioned on obtaining financing. The Offer is no longer subject to the Sylvan Termination Condition, the No Impediments Condition, the Charter Condition or the Section 203 Condition described in the Offer to Purchase.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated April 21, 1997, and the Supplement, dated May 14, 1997.

          2. The revised blue Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The revised pink Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Schroder Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. A revised gold printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS FURTHER EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase must be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     While the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless receive $21.00 per share for each share validly tendered and not property withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.


     If holders of Shares desire to tender Shares pursuant to the Offer and their Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase are duly complied with.


     Neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers and MacKenzie Partners, Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Parent or the Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
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     Any inquiries you may have with respect to the Offer should be addressed to
Goldman, Sachs & Co., the Dealer Managers, or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, THE DEPOSITARY, THE DEALER MANAGERS OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.